Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Third Quarter 2022 Results

Authorizes a New $1 Billion Share Buy-Back Plan Through 2025 and Reaffirms 2022 Guidance

Third Quarter Revenue of $2.2 Billion with GAAP EPS of $1.36; Adjusted EPS of $1.48

Low-Cost Model Helps Deliver GAAP Operating Income of $84 Million and Adjusted Operating Income of $95 Million in the Third Quarter of 2022

Continued Strong Back-to-Office Trends Helps to Drive Growth in ODP Business Solutions Division

Boca Raton, Fla., November 2, 2022 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of business services, products and digital workplace technology solutions to businesses and consumers today announced results for the third quarter ended September 24, 2022.

Consolidated (in millions, except per share amounts)	3Q22	3Q21	YTD22	YTD21
Selected GAAP and Non-GAAP measures:
Sales	$2,172	$2,179	$6,385	$6,423
Sales change from prior year period	0%		(1)%
Operating income	$84	$104	$188	$203
Adjusted operating income (1)	$95	$122	$238	$258
Net income from continuing operations	$67	$73	$142	$155
Diluted earnings per share from continuing operations	$1.36	$1.33	$2.84	$2.79
Adjusted net income from continuing operations (1)	$73	$96	$177	$197
Adjusted earnings per share from continuing operations (most dilutive) (1)	$1.48	$1.76	$3.54	$3.55
Adjusted EBITDA (1)	$131	$162	$347	$378
Operating Cash Flow from continuing operations	$163	$121	$79	$256
Free Cash Flow (2)	$138	$102	$11	$209
Adjusted Free Cash Flow (3)	$160	$123	$54	$248

Third Quarter 2022 Summary(1)(3)

•

Total reported sales of $2.2 billion, flat versus the prior year, as sales grew in our B2B distribution division, ODP Business Solutions, offset by lower sales in our consumer division. Office Depot sales were lower partially driven by 75 fewer retail locations in service compared to the prior year as a result of planned store closures and lower traffic

•

GAAP operating income of $84 million and net income from continuing operations of $67 million, or $1.36 per diluted share, versus $104 million and $73 million, or $1.33 per diluted share, respectively in the prior year

•	Adjusted operating income of $95 million, compared to $122 million in the third quarter of 2021; adjusted EBITDA of $131 million, compared to $162 million in the third quarter of 2021
•	Adjusted net income from continuing operations of $73 million, or adjusted diluted earnings per share from continuing operations of $1.48, versus $96 million or $1.76, respectively in the prior year

•	Operating cash flow from continuing operations of $163 million and adjusted free cash flow of $160 million, versus $121 million and $123 million, respectively in the prior year
•	$1.4 billion of total available liquidity including $473 million in cash and cash equivalents at quarter end

“Our realigned four business unit structure, provides greater transparency for shareholders, unlocks the potential of our business, and provides greater stability and opportunities for long term growth,” said Gerry Smith, chief executive officer for The ODP Corporation. “Our team continued to deliver against a challenging macroeconomic environment, driving solid performance, as the strength of our distribution platform and flexible pricing strategies helped offset some of the market wide challenges related to supply chain constraints, inflation, as well as a more competitive back-to-school environment. Our B2B distribution business, ODP Business Solutions, drove strong performance as back-to-office trends continued to gain traction, helping to drive strong revenue results and margins that are on a path to exceed pre-pandemic levels in the future. In our consumer channel, Office Depot, we maintained high customer satisfaction levels and drove solid operating margin performance, despite lower traffic and a competitive back-to-school selling season. Overall, our team continued to focus on execution and remained committed to our low-cost model approach, enabling us to deliver $95 million in adjusted operating income and strong cash flow in the quarter.”

“We’re excited with the launch of Veyer, our supply chain and logistics division, and the reporting of Varis, our B2B digital platform business that creates a leading edge marketplace experience for buyers and suppliers. These two divisions provide attractive long-term growth opportunities for shareholders.”

“We remain focused on driving shareholder value and we announced that our Board of Directors has approved a plan to return approximately $1 billion to shareholders through 2025. We’re looking forward to sharing more about our disciplined capital allocation strategy during our upcoming investor day meeting to be held later today. Overall, with our realigned four business unit structure and disciplined capital allocation strategy, we are in a strong position to unleash the full potential of ODP,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2022 were $2.2 billion, flat compared with the third quarter of 2021.   The Company’s ODP Business Solutions division drove strong top-line revenue growth as more businesses returned to the office and as the division continued to execute upon its growth strategy. This was offset by lower sales at its Office Depot Division, largely due to 75 planned store closures, lower eCommerce sales, and lower store traffic partially offset by higher sales per shopper. The Company drove strong sales across most major product categories in its ODP Business Solutions Division and continued strong omni channel sales in its Office Depot Division. Additionally, Veyer, the Company’s logistics division provided strong support for ODP Business Solutions and Office Depot, as well as other third-party customers, and worked to help mitigate the ongoing supply chain, sourcing and cost challenges that remain persistent across most industries.

The Company reported operating income of $84 million in the third quarter of 2022, down compared to operating income of $104 million in the prior year period. GAAP operating results in the third quarter of 2022 included $11 million of charges consisting primarily of $8 million in merger, restructuring and other operating costs largely associated with activities related to the Company’s previously planned separation. The remaining $3 million is associated with non-cash asset impairment charges primarily related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $67 million, or $1.36 per diluted share in the third quarter of 2022, down from $73 million, or $1.33 per diluted share in the third quarter of 2021.

Adjusted (non-GAAP) Results (1)

Adjusted results for the third quarter of 2022 exclude charges and credits totaling $11 million as described above and the tax impacts associated with the above items.

•

Third quarter of 2022 adjusted EBITDA was $131 million compared to $162 million in the prior year period. This included adjusted depreciation and amortization(4) of $32 million and $36 million in the third quarters of 2022 and 2021, respectively

•	Third quarter 2022 adjusted operating income was $95 million compared to $122 million in the third quarter of 2021
•	Third quarter 2022 adjusted net income from continuing operations was $73 million, or $1.48 per diluted share, compared to $96 million, or $1.76 per diluted share, in the third quarter of 2021

Realigned Four Business Unit Reporting Structure

The Company has transformed its operations under its holding company structure and into its B2C business and three distinct B2B businesses and digital segments focused on further enhancing value for shareholders and pursuing growth:

•

ODP Business Solutions, LLC – ODP’s leading B2B solutions provider serving small, medium and enterprise level companies (odpbusiness.com). This includes the contract sales channel of ODP’s prior Office Depot Business Solutions Division; Grand & Toy, serving customers in Canada (grandandtoy.com); and the Company’s Federation Entities, which comprise more than a dozen regional office supply distribution businesses acquired by ODP, expanding its distribution network into previously underserved geographic areas and which continue to operate under their own brand names.

•

Office Depot, LLC – a leading provider of retail consumer and small business products and services distributed through a fully integrated omnichannel platform of approximately 1,000 Office Depot and OfficeMax retail locations and an award-winning eCommerce presence (officedepot.com).

•

Veyer, LLC – a supply chain, distribution, procurement and global sourcing operation (veyerlogistics.com). Veyer procures and distributes products for both Office Depot, LLC and ODP Business Solutions, LLC, as well as third-party customers.

•

Varis, LLC – ODP’s tech-enabled B2B indirect procurement marketplace, which provides a better way for buyers and suppliers to transact through the platform’s consumer-like buying experience, advanced spend management tools, network of suppliers, and technology (govaris.com).

“Our four business unit model unlocks value for shareholders and enables our dedicated teams to focus on meeting their customers’ needs and executing upon channel specific go-to-market strategies. It will also enable us to provide greater visibility to our stakeholders about the value of our operating businesses’ performance in the future,” said Smith. “We’re excited about the value that our realigned four business unit structure creates for all of our stakeholders.”

Division Results

ODP Business Solutions Division

•	Reported sales were $1 billion in the third quarter of 2022, up 9% compared to the same period last year, as more business customers continued to return to the workplace
•	Stronger sales across core supply categories, cleaning and breakroom, and technology products
•	Adjacency category sales including cleaning and breakroom, furniture, technology, and copy and print were 45% of total ODP Business Solutions’ sales
•	Operating income was $48 million in the third quarter of 2022, up 41% over the same period last year, or up 100 basis points as a percentage of sales

Office Depot Division

•

Reported sales were $1.1 billion in the third quarter of 2022, down 8% compared to the prior year period partially due to 75 fewer retail outlets compared to the prior year associated with planned store closures, as well as lower demand relative to last year in certain product categories. The Company closed 11 retail stores in the quarter and had 1009 stores at quarter end

•

Store traffic and demand relative to last year was negatively impacted due to the conditions related to the recovery from the pandemic as a greater percentage of customers returned to the office. This was partially offset by strong sales per shopper and increases in sales though its buy online, pick-up in store (BOPIS) offering on a same store basis

•

Operating income was $83 million in the third quarter of 2022, down 23% over the same period last year. As a percentage of sales, operating income was 7%, a 2% decrease as a percentage of sales compared to the same period last year. This result was primarily driven by lower sales and higher supply chain costs and impacts related to inflation

Veyer Division

•	Veyer drove strong support for its internal customers, ODP Business Solutions and Office Depot, as well as provided services for third-party customers
•	Veyer generated sales of $1.5 billion, predominately supporting the purchasing and supply chain operations of ODP Business Solutions and Office Depot
•

Veyer’s Internal sales of product are made at a price that includes a service fee to the cost of product we source from third-party vendors. Internal sales of services represent supply chain and logistics support services, which include warehousing, shipping and handling, and returns

•

Operating income was $9 million in the third quarter of 2022, up from $7 million in the prior year period from growth in freight collection activities and mix, including contribution from third parties

Varis Division

•	Varis is an early stage digital B2B platform technology business that is focused on transforming digital commerce between buying organizations and suppliers
•

Varis generated revenues in the quarter of $2 million and an operating loss of $17 million as the business continues to add new capabilities, customers, and relationships, and prepares the platform for a full launch in the coming months

Share Repurchase Authorization and Full Year Guidance

The Company announced today that its Board of Directors has unanimously approved a new $1 billion share repurchase authorization, available through year end 2025, replacing its prior $600 million authorization. This new authorization is expected to be completed by year-end 2025. The number of shares to be repurchased and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, other corporate considerations, and could be suspended or discontinued at any time as determined by management.

“We remain focused on providing value for shareholders and excited about our plan to return $1 billion in capital to shareholders over the next three years. Our disciplined capital plan, combined with the growth objectives enabled through our realigned four business unit structure, create a compelling value proposition for all of our stakeholders,” said Smith.

“We’re enthusiastic about the numerous opportunities to pursue long-term profitable growth, while enhancing shareholder returns,” said Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “During Q3 we repurchased about 1.9 million shares for approximately $70 million. We are also reconfirming our outlook for the balance of the fiscal year and look forward to hosting our investor day meeting today highlighting our business units, their respective strategies, and key long-term outlook and metrics,” he added.

Balance Sheet and Cash Flow

As of September 24, 2022, ODP had total available liquidity of approximately $1.4 billion, consisting of $473 million in cash and cash equivalents and $934 million of available credit under the Third Amended Credit Agreement. Total debt was $191 million.

For the third quarter of 2022, cash provided by operating activities from continuing operations was $163 million, which included $22 million in restructuring and other spend, compared to cash provided by operating activities of continuing operations of $121 million in the third quarter of the prior year, which included $21 million in restructuring spend. The year-over-year change in operating cash flow largely related to changes in working capital.

Capital expenditures in the third quarter of 2022 were $25 million versus $19 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring, and the previously planned separation of the consumer business and realignment in the quarter were $2 million and $20 million, respectively. Accordingly, Adjusted Free Cash Flow(3) was a $160 million inflow in the third quarter of 2022.

Beginning at 9:00 am Eastern Time on November 2, 2022, The ODP Corporation will webcast a call with the investment community covering its financial results for the third quarter of 2022. Immediately following this webcast, Chief Executive Officer, Gerry Smith, and members of his executive leadership team will host a virtual investor day meeting and live Q&A session that will be accessible to the media and to the general public. The investor day meeting will provide the investment community further insight into ODP’s realigned business, unit structure and respective growth trajectories, its capital allocation plans, and its strategy to drive shareholder value. To register for the investor day and view the webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the investor day and supporting materials will be available as soon as possible following the event.

(1)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(2)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and expenses incurred in connection with our previously planned separation of the consumer business. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products and services through an integrated business-to-business (B2B) distribution platform and omnichannel presence, which includes world-class supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies Office Depot, LLC; ODP Business Solutions, LLC; Veyer, LLC; and Varis, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2022 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including its strategic shift to maintain all of its businesses under common ownership; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2022	2021	2022	2021
Sales	$2,172	$2,179	$6,385	$6,423
Cost of goods sold and occupancy costs	1,686	1,675	4,983	4,992
Gross profit	486	504	1,402	1,431
Selling, general and administrative expenses	391	382	1,164	1,173
Asset impairments	3	5	8	18
Merger, restructuring and other operating expenses, net	8	13	42	37
Operating income	84	104	188	203
Other income (expense):
Interest income	1	—	3	—
Interest expense	(1)	(7)	(10)	(20)
Other income, net	5	3	9	19
Income from continuing operations before income taxes	89	100	190	202
Income tax expense	22	27	48	47
Net income from continuing operations	67	73	142	155
Discontinued operations, net of tax	—	28	7	(89)
Net income (loss)	$67	$101	$149	$66
Basic earnings (loss) per share
Continuing operations	$1.39	$1.38	$2.92	$2.89
Discontinued operations	(0.01)	0.54	0.14	(1.65)
Net basic earnings (loss) per share	$1.38	$1.92	$3.06	$1.24
Diluted earnings (loss) per share
Continuing operations	$1.36	$1.33	$2.84	$2.79
Discontinued operations	(0.01)	0.52	0.13	(1.60)
Net diluted earnings (loss) per share	$1.35	$1.85	$2.97	$1.19

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	September 24,	December 25,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$473	$514
Receivables, net	591	495
Inventories	890	859
Prepaid expenses and other current assets	47	52
Current assets held for sale	107	469
Total current assets	2,108	2,389
Property and equipment, net	355	477
Operating lease right-of-use assets	889	936
Goodwill	464	464
Other intangible assets, net	47	54
Deferred income taxes	185	219
Other assets	370	326
Total assets	$4,418	$4,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$853	$950
Accrued expenses and other current liabilities	1,015	994
Income taxes payable	9	11
Short-term borrowings and current maturities of long-term debt	16	20
Current liabilities held for sale	—	290
Total current liabilities	1,893	2,265
Deferred income taxes and other long-term liabilities	124	159
Pension and postretirement obligations, net	20	22
Long-term debt, net of current maturities	175	228
Operating lease liabilities	707	753
Total liabilities	2,919	3,427
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 65,632,777 at September 24, 2022 and 64,704,979 at December 25, 2021; outstanding shares — 46,736,821 at September 24, 2022 and 48,455,951 at December 25, 2021	1	1
Additional paid-in capital	2,733	2,692
Accumulated other comprehensive loss	(36)	(6)
Accumulated deficit	(468)	(617)
Treasury stock, at cost — 18,895,956 shares at September 24, 2022 and 16,249,028 shares at December 25, 2021	(731)	(632)
Total stockholders’ equity	1,499	1,438
Total liabilities and stockholders’ equity	$4,418	$4,865

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 24,	September 25,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$149	$66
Income (loss) from discontinued operations, net of tax	7	(89)
Net income from continuing operations	142	155
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100	110
Charges for losses on receivables and inventories	15	17
Asset impairments	8	18
Gain on disposition of assets, net	(4)	(3)
Compensation expense for share-based payments	31	26
Deferred income taxes and deferred tax asset valuation allowances	33	5
Changes in working capital and other operating activities	(246)	(72)
Net cash provided by (used in) operating activities of continuing operations	79	256
Net cash used in operating activities of discontinued operations	—	(10)
Net cash provided by (used in) operating activities	79	246
Cash flows from investing activities:
Capital expenditures	(68)	(47)
Businesses acquired, net of cash acquired	—	(29)
Proceeds from disposition of assets	6	4
Settlement of company-owned life insurance policies	3	21
Net cash provided by (used in) investing activities of continuing operations	(59)	(51)
Net cash provided by (used in) investing activities of discontinued operations	74	(3)
Net cash provided by (used in) investing activities	15	(54)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(16)	(20)
Debt retirement	(43)	—
Share purchases for taxes, net of proceeds from employee share-based transactions	(19)	(25)
Repurchase of common stock for treasury and advance payment for accelerated share repurchase	(69)	(122)
Other financing activities	(4)	(1)
Net cash used in financing activities of continuing operations	(151)	(168)
Effect of exchange rate changes on cash and cash equivalents	(6)	—
Net increase in cash and cash equivalents	(63)	24
Cash and cash equivalents at beginning of period	537	729
Cash and cash equivalents at end of period – continuing operations	$474	$753
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new finance lease liabilities	$2	$3
Right-of-use assets obtained in exchange for new operating lease liabilities	171	69
Business acquired in exchange for common stock issuance	—	35
Other current receivable obtained from disposition of discontinued operations	30	—
Promissory note receivable obtained from disposition of discontinued operations	55	—
Earn-out receivable obtained from disposition of discontinued operations	9	—
Transfer from additional paid-in capital to treasury stock for final settlement of the accelerated share repurchase agreement	29	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	3Q22	3Q21	YTD22	YTD21
Sales (external)	$1,030	$940	$3,004	$2,697
Sales (internal)	$5	$7	$15	$19
% change of total sales	9%		11%
Division operating income	$48	$34	$103	$55
% of total sales	5%	4%	3%	2%

Office Depot Division	3Q22	3Q21	YTD22	YTD21
Sales (external)	$1,133	$1,229	$3,358	$3,699
Sales (internal)	$10	$10	$25	$26
% change of total sales	(8)%		(9)%
Division operating income	$83	$108	$228	$266
% of total sales	7%	9%	7%	7%

Veyer Division	3Q22	3Q21	YTD22	YTD21
Sales (external)	$7	$8	$18	$24
Sales (internal)	$1,477	$1,520	$4,415	$4,493
% change of total sales	(3)%		(2)%
Division operating income	$9	$7	$25	$22
% of total sales	1%	0%	1%	0%

Varis Division	3Q22	3Q21	YTD22	YTD21
Sales (external)	$2	$2	$5	$3
Sales (internal)	$0	$0	$0	$0
% change of total sales	0%		67%
Division operating income	$(17)	$(10)	$(48)	$(21)
% of total sales	(850)%	(500)%	(960)%	(700)%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the previously planned separation of the consumer business and realignment.

(In millions, except per share amounts)

Q3 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$3	0.1%	$3	$—		—%
Merger, restructuring and other operating expenses, net	$8	0.4%	$8	$—		—%
Operating income	$84	3.9%	$(11)	$95	(5)	4.4%
Income tax expense	$22	1.0%	$(5)	$27	(7)	1.2%
Net income from continuing operations	$67	3.1%	$(6)	$73	(8)	3.4%
Earnings per share from continuing operations (most dilutive)	$1.36		$(0.12)	$1.48	(8)
Depreciation and amortization	$32	1.5%	$—	$32	(9)	1.5%

Q3 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$5	0.2%	$5	$—		—%
Merger, restructuring and other operating expenses, net	$13	0.6%	$13	$—		—%
Operating income	$104	4.8%	$(18)	$122	(5)	5.6%
Income tax expense	$27	1.2%	$4	$23	(7)	1.1%
Net income from continuing operations	$73	3.4%	$(22)	$96	(8)	4.4%
Earnings per share from continuing operations (most dilutive)	$1.33		$(0.43)	$1.76	(8)
Depreciation and amortization	$36	1.7%	$—	$36	(9)	1.7%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$8	0.1%	$8	$—		—%
Merger, restructuring and other operating expenses, net	$42	0.7%	$42	$—		—%
Operating income	$188	2.9%	$(50)	$238	(5)	3.7%
Income tax expense	$48	0.8%	$(15)	$63	(7)	1.0%
Net income from continuing operations	$142	2.2%	$(35)	$177	(8)	2.8%
Earnings per share from continuing operations (most dilutive)	$2.84		$(0.70)	$3.54	(8)
Depreciation and amortization	$100	1.6%	$—	$100	(9)	1.6%

YTD 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$18	0.3%	$18	$—		—%
Merger, restructuring and other operating expenses, net	$37	0.6%	$37	$—		—%
Operating income	$203	3.2%	$(55)	$258	(5)	4.0%
Other income, net	$19	0.3%	$7	$12	(6)	0.2%
Income tax expense	$47	0.7%	$(6)	$53	(7)	0.8%
Net income from continuing operations	$155	2.4%	$(42)	$197	(8)	3.1%
Earnings per share from continuing operations (most dilutive)	$2.79		$(0.76)	$3.55	(8)
Depreciation and amortization	$110	1.7%	$2	$108	(9)	1.7%

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 25,	September 24,	September 25,
Adjusted EBITDA:	2022	2021	2022	2021
Net income (loss)	$67	$101	$149	$66
Discontinued operations, net of tax	—	28	7	(89)
Net income from continuing operations	67	73	142	155
Income tax expense	22	27	48	47
Income from continuing operations before income taxes	89	100	190	202
Add (subtract)
Interest income	(1)	—	(3)	—
Interest expense	1	7	10	20
Adjusted depreciation and amortization (9)	32	36	100	108
Charges and credits, pretax (10)	11	18	50	48
Adjusted EBITDA	$131	$162	$347	$378

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(5)	Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(6)	Adjusted other income, net for year to date 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(7)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(8)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(9)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(10)	Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), and European Business liabilities release (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 25,	September 24,	September 25,
Free cash flow	2022	2021	2022	2021
Net cash provided by (used in) operating activities of continuing operations	$163	$121	$79	$256
Capital expenditures	(25)	(19)	(68)	(47)
Free cash flow	138	102	11	209
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	2	2	5	17
Business Acceleration Program	—	—	—	3
Previously planned separation of consumer business and realignment	20	19	38	19
Adjusted free cash flow	$160	$123	$54	$248

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q3	YTD	Q3
	2022	2022	2021
Office Depot Division:
Stores opened	—	—	—
Stores closed	11	29	7
Total retail stores (U.S.)	1,009	—	1,084
Total square footage (in millions)	22.2	—	24.0
Average square footage per store (in thousands)	22.0	—	22.1